UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2009

Re: The Nominees for Shareholder Choice

Dear Target Shareholder:

On March 17, 2009, Pershing Square announced the nomination of five independent directors for the open seats on Target’s board at the upcoming 2009 Annual Meeting of Shareholders. We did so principally because we believe that the Target board lacks sufficient relevant experience and shareholder representation. The nominees we have proposed bring extensive expertise in food retailing, credit cards, real estate, shareholder value, and corporate governance. We refer to our proposed slate as the Nominees for Shareholder Choice:

•	Food Retailing – Jim Donald, former CEO of Starbucks and Pathmark with over 30 years of grocery experience including overseeing the development and growth of Wal-Mart’s SuperCenter business

•	Credit Cards – Richard Vague, a leading credit card operating executive and former CEO and co-founder of First USA, the largest VISA credit card issuer before it was sold to Bank One (now JPMorgan Chase)

•	Real Estate – Michael Ashner, an established real estate executive who currently manages over 20 million square feet of commercial real estate and has acquired more than $12 billion of real estate in 45 states, including more than 85,000 apartment units, 50 million square feet of office, retail and industrial space, and 10,000 hotel rooms

•	Shareholder Value – Bill Ackman, founder of Pershing Square, a public equity investor with a track record for creating value in global consumer businesses, and owner of a 7.8% stake in Target

•	Corporate Governance – Ron Gilson, a world-renowned expert in the field of corporate governance and currently Professor of Law and Business at both Stanford Law School and Columbia University School of Law

We Believe That Target’s Board Lacks Sufficient Relevant
Experience in Retail, Credit Cards, and Real Estate

In contrast to the Nominees for Shareholder Choice, Target’s board has no independent directors with CEO-level experience dedicated to its two principal business segments, retail and credit cards. Similarly, despite the fact that Target is one of the largest owners of retail real estate in the country, there are no independent directors on the company’s board with CEO-level real estate experience.

We believe that the deficit of relevant experience on Target’s board has contributed to the company’s underperformance during this recession. Since the fourth quarter of 2007, Target’s stock price performance, same-store sales, and earnings-per-share growth have suffered while its principal competitor, Wal-Mart, has substantially outperformed on these metrics. At the same time, Target’s credit card segment has performed poorly, with credit card operating profits declining 65% in 2008, predominantly, in our view, due to bad underwriting decisions amplified by increased credit risk.

Beginning August 2, 2007 and in multiple in-person and telephonic meetings thereafter, we endeavored to convince Target to transfer the credit and funding risks associated with its credit card operation to a partnering financial institution. Target instead elected to retain substantially all of the credit risk and more than half of the funding risks associated with this business segment because of its insistence on retaining underwriting control. We believe this decision was ill-advised, and shareholders have suffered as a result.

Common sense dictates that Target needs board members with significant experience in retail, credit cards, and real estate. With a greater degree of relevant experience, Target’s board can prevent future missteps, assist in strategic decision-making, and create greater shareholder value over the long term.

The Nominees for Shareholder Choice have, in our view, the relevant experience to accomplish these objectives. We strongly believe that they are better prepared than the incumbent slate to help management navigate through a challenging economic environment that may last for several years.

Target’s Board Has No Significant Shareholder Representation

Target’s board lacks significant shareholder representation, with the incumbent board owning less than 0.1% of the company. In addition to its small common stock ownership, the board owns stock options that bring its total ownership to 0.3% of the company.

By contrast, Pershing Square owns 7.8% of Target, comprised of approximately $1 billion of common stock and approximately $280 million of stock options, based on recent market prices. By virtue of our common stock ownership alone, Pershing Square is Target’s fourth largest shareholder. When our stock options are included, we rank as Target’s third largest investor.

With more than a $1.25 billion investment in Target, we believe that it is self-evident that Pershing Square has a greater economic motivation to create long-term shareholder value than the incumbent directors. By voting for the Nominees for Shareholder Choice, we believe that you will ensure that your shareholder voice is heard and respected.

The Nominees for Shareholder Choice Are Entirely Independent

Jim Donald, Richard Vague, Michael Ashner and Ron Gilson are independent nominees with no commercial relationships with either Target or Pershing Square. Each is a highly regarded leader in his area of expertise and each has his own unique perspective, background, and ideas. I also have no affiliation with Target other than Pershing Square’s 7.8% stake in the company. As a result, all of the Nominees for Shareholder Choice are independent under the New York Stock Exchange rules.

The Nominees for Shareholder Choice have absolutely no preconceived agenda, despite suggestions by Target to the contrary. We share one common goal which is to act in the best interests of all shareholders by overseeing the management of Target for the purpose of creating long-term value for all stakeholders. Pershing Square has no agreements, understandings, or arrangements with the Nominees for Shareholder Choice, other than they have agreed, if elected, to serve on the board. Pershing Square has also agreed to cover any costs these nominees incur as a result of the proxy contest. If the Nominees for Shareholder Choice are elected to the board, they will represent the interests of all shareholders using their own independent business judgment, gained over decades of experience managing leading retail, credit card, and real estate companies, or, in the case of Ron Gilson, as a director of the American Century mutual funds, and from his research and teaching on corporate governance.

Compare the Nominees for Shareholder Choice
with the Incumbent Directors

While each director will be elected by a plurality of votes at the Annual Meeting, we thought you would find it helpful to compare each of the Nominees for Shareholder Choice directly with an incumbent nominee. We urge you to compare and contrast each of the candidates with one another for their acumen, relevance of their experience, and their degree of independence.

Jim Donald versus Mary Dillon

Mary N. Dillon, a Target incumbent nominee, is Executive Vice President and Global Chief Marketing Officer for McDonald’s, the fast food restaurant company. While Ms. Dillon may be an experienced marketing executive, we do not think that Target needs help in marketing. Despite what Target has implied in a recent letter, shareholders should not be misled into thinking that Ms. Dillon is a grocery store operator. While Ms. Dillon is considered to be independent by the Target board, we note that according to Target’s proxy, Target does business with McDonald’s.

Jim Donald is a Nominee for Shareholder Choice. Jim is an experienced retail operating executive with more than 30 years of food retail industry experience having spent the early part of his career building Wal-Mart’s supermarket business, later serving as the Chairman and CEO of Pathmark, and most recently as the CEO of Starbucks. Food retailing represents a critical strategic growth initiative for Target. We and Target’s management believe that an expanded food presence can help Target increase the frequency of visits from its customers and generate higher and more predictable sales. In light of the importance of Target’s food retailing initiatives to the company’s future success, we believe that Jim will be able to add more relevant expertise and value as a member of Target’s board than Ms. Dillon.

Richard Vague versus Richard Kovacevich

Richard M. Kovacevich, a Target incumbent nominee, is the Chairman of Wells Fargo & Company and has been a member of Target’s board since 1996. While we acknowledge that Mr. Kovacevich is an experienced banker, it was under Mr. Kovacevich’s watch that Target chose to retain the credit risk and the majority of the funding risk associated with its credit card business. We believe this decision ultimately led to dramatic profit declines in Target’s credit card segment last year. We would expect that Mr. Kovacevich, as Chairman of Wells Fargo, would be aware of the greater economies of scale, lower funding costs, and superior risk management of a well-run, bank-managed credit card issuance program when compared with a substantially smaller retail store program.

If Mr. Kovacevich is familiar with the benefits of a bank-managed credit card program, why, we ask, would he not have encouraged Target to transfer the credit and funding risks of its business to a bank-managed program years ago? Moreover, given the challenges facing major financial institutions today, we question whether Mr. Kovacevich has the time to devote to being a Target director. While Mr. Kovacevich is considered to be independent by the Target board, according to Target’s proxy, Target does business with Wells Fargo.

Richard Vague is a Nominee for Shareholder Choice. Richard is a veteran credit card industry executive with more than 30 years of experience, having co-founded First USA, serving as its Chairman and CEO until it was sold to Bank One (now JPMorgan Chase). Under his leadership, First USA grew from $200 million in loans and 250 employees to $70 billion in loans and 22,000 employees. In light of the importance of Target’s credit card business to preserving and enhancing shareholder value, we believe Richard’s senior executive credit card experience will bring greater value and expertise to the Target board when compared to Mr. Kovacevich.

Michael L. Ashner versus Solomon D. Trujillo

Solomon D. Trujillo, a Target incumbent nominee, is the CEO and a director of Telestra Corporation Limited, an Australian telecommunications company. Mr. Trujillo has been on the Target board since 1994. Other than general business experience, we do not believe that Mr. Trujillo’s telecommunications background brings relevant expertise when compared with our proposed director candidate.

Michael L. Ashner is a Nominee for Shareholder Choice. Michael is a senior executive in the real estate investment and management businesses. He is currently the Chairman and CEO of Winthrop Realty Trust, a NYSE-listed REIT. In addition, Michael is Chairman and CEO of Winthrop Realty Partners, L.P., a privately held property management firm which manages more than 20 million square feet of commercial real estate, including over 11 million square feet owned by Michael and his affiliates. As a major real estate owner and operator, Michael will bring critical expertise concerning the management and ownership of real estate, one of Target’s most important assets.

Bill Ackman versus George Tamke

George W. Tamke, a Target incumbent nominee, is a partner at Clayton, Dubilier & Rice, Inc., a leveraged buyout firm. Mr. Tamke serves on the boards of Culligan Ltd., Hertz Global Holdings, Inc., and ServiceMaster Global Holdings. Mr. Tamke owns 0.01% of Target including common stock and options, and has served on Target’s board since 1999. We do not believe that Mr. Tamke has significant investment experience in multi-billion dollar retail or consumer companies. While Mr. Tamke is considered to be independent by the Target board, we note that according to Target’s proxy, Target purchases products and services from “several companies” that are controlled by Clayton Dubilier.

I, Bill Ackman, am a Nominee for Shareholder Choice. I, along with Pershing Square, represent the third largest shareholder with holdings of 7.8% of the company. As one of the largest owners of Target with substantial experience investing in large capitalization retail and consumer businesses, I will bring relevant expertise and knowledge to the Target board and will have a strong incentive to represent all shareholders’ interests as a major investor.

Ron Gilson

Ron Gilson is a Nominee for Shareholder Choice. We do not believe that any of the incumbent nominees has comparable experience to Ron. He is one of our country’s preeminent thinkers on corporate governance. With a joint appointment at Stanford and Columbia University law schools, Ron has dedicated his career to the study and advancement of corporate governance. As a fellow of the American Academy of Arts and Sciences and the European Corporate Governance Institute among other notable appointments, Ron has been recognized as a thought leader on corporate governance. Ron has significant board experience serving as the independent Chairman of the Boards of Directors for certain of the American Century Mutual Funds, with funds under management of more than $26 billion. We believe that, if elected, Ron’s extensive academic and real world experience as an independent board chair would ensure fair process, fair dealing, and diligent care for the benefit of all shareholders.

Target is Pershing Square’s Largest Investment

We believe that the larger an investment is as a percentage of one’s portfolio, the more focused and prudent an investor is likely to be with that investment. Target is Pershing Square’s largest investment. Together with the Pershing Square Foundation which I control, I am the Pershing Square funds’ largest investor. Even excluding the stock options held by Pershing Square, we are the fourth largest shareholder of the company with approximately $1 billion in common stock.

In addition to our stock ownership, we own Target stock options that have a current market value of approximately $280 million, based on recent market prices. These options are effectively the same as the call options (a.k.a., derivatives) owned by management and the board with two important differences. We paid cash for our options and they did not. We can extend the life of our options whereas they cannot.

Despite what you have heard from Target about Pershing Square “favoring risk taking” because we own Target stock options, we note that Target’s management and the board have a greater percentage of their ownership in derivatives than Pershing Square.

We note that while Pershing Square has been a major buyer of Target shares in recent years, members of senior management have not exhibited the same willingness to risk their own capital. For example, Target’s CEO, Gregg Steinhafel, had not purchased one share of stock during the last five years until March 18, 2009 – one day after we nominated directors for the board. On the other hand, over the last five years Gregg has sold approximately $52 million of common stock.

We strongly believe that shareholders are best served when at least one major long-term, independent owner is represented on a board of directors. With a more than $1.25 billion investment, Pershing Square is highly incentivized to assist Target in increasing the value of the company while minimizing the risk of loss to shareholders.

Capital Allocation, Business Structuring, and Risk Management

Target derides Pershing Square for proposing what Target calls “financial engineering.” We note that rather than being a derogatory term, financial engineering – capital allocation and business structuring to minimize risk and enhance shareholder value – is a critically important function that should be embraced by Target’s board and management. Financial engineering is not inherently good or bad; the devil is in the details.

When Target elected to transfer 47% of its credit receivables to J.P. Morgan Chase in a transaction that management called “highly innovative,” Target was performing financial engineering, although we would not give this transaction a passing grade in light of other alternatives. Based on Pershing Square’s and our advisors’ analysis of the credit card partnership options available at the time we encouraged Target to exit the risks associated with its credit card business, we believe that Target could have eliminated a substantial portion of the credit risk associated with its portfolio as long as it was willing to relinquish substantial underwriting control. Wal-Mart, Kohl’s, Sears, and nearly every one of Target’s competitors have consummated similar transactions.

In our opinion, Target’s failure to embrace such a transaction can be traced directly to the absence of directors on the board who could identify risks and help structure value-enhancing transactions in the credit card business.

Having board members with senior executive-level expertise in each of Target’s core businesses and assets can only serve to enhance Target’s ability to analyze potential value-maximizing and risk-reducing strategic alternatives.

How Corporate Elections Typically Work in America

It is unfortunate that in the most democratic country in the world, corporate elections for directors are uncontested in nearly all cases. Shareholders must either vote for the incumbent board’s designees or withhold their votes, a type of election that is more consistent with elections in the Third World than in our great country.

The reason why most corporate elections are uncontested is best understood by stark analogy. Imagine if the incumbent U.S. president could spend an unlimited amount of taxpayers’ money without their consent to reelect himself term after term. Imagine if there were no term limits and the voters rarely showed up at the polls because nearly all elections were uncontested. In a world like that one, it would be difficult, extraordinarily expensive, and impractical to mount an alternative candidate and win. As a result, there would be few contested elections because the alternative candidates would view it as an expensive and rigged game.

While this scenario is utterly undemocratic, it is precisely how Target’s and other corporate board elections work. We estimate that Target will spend many millions of dollars in its attempt to defeat the possibility of any one of the Nominees for Shareholder Choice from joining the company’s board. That is why shareholders are often left with no alternative but to reelect incumbent directors regardless of whether doing so is in the best interest of the company and its shareholders.

Pershing Square Offers Shareholders a Choice

In this election, you can choose to vote for the Nominees for Shareholder Choice, Target’s incumbent slate, or nominees from each of the two slates. Even if all of the Nominees for Shareholder Choice are elected, two-thirds of Target’s current board will remain, providing board room continuity.

Had Pershing Square not nominated a slate, shareholders would have no viable alternative other than to elect the incumbent candidates. Pershing Square is bringing shareholders an important choice at the Annual Meeting.

The incumbent board, on the other hand, is attempting to limit your choice based on its recent actions. On April 21, 2009, Ron Gilson, a Nominee for Shareholder Choice, sent a letter to Target’s management urging the company to agree to a universal proxy that would name all of the nominees for election at the upcoming Annual Meeting. Unfortunately, that suggestion was dismissed by the company out of hand. We also asked Target and its nominees for permission to name their nominees on our proxy card so that shareholders could conveniently pick and choose among candidates from each slate. We have yet to receive a response to this request.

Vote for the Nominees with the Most Relevant
Experience and Largest Share Ownership

Because of Pershing Square’s reputation, track record, and credibility, we have been able to assemble what we believe to be one of the strongest alternative independent slates ever identified in a corporate election contest. Target, on the other hand, has had many years to assemble what it believes to be a best-in-class board; yet, in our opinion there is not one independent director on the Target board with sufficient senior-level executive experience in retail, credit cards, or real estate.

We ask you to compare the background, reputation, and experience of our candidates with the incumbent nominees, and then select the candidates whom you believe bring more relevant expertise and value to the board.

To assist you in assessing our candidates, we are offering you the opportunity to meet our proposed directors in person and ask them any questions that you may have. On Monday, May 11, 2009, we intend to hold a Town Hall Meeting at: 11:00 a.m. Eastern Daylight Savings Time, at the AXA Equitable Auditorium, 787 Seventh Avenue (between 51st and 52nd Streets), New York, New York, where you can meet each of the Nominees for Shareholder Choice. If you cannot attend the Town Hall Meeting in person, a live webcast of the Town Hall Meeting will be available at www.TGTtownhall.com. This webcast will be available for replay until the Annual Meeting.

Shortly, you will receive our proxy materials in the mail. If for some reason, you do not receive them by mail, you can also access our proxy materials at www.TGTtownhall.com. Please vote your shares on the internet, over the phone, or by mail by completing, signing and returning the GOLD proxy card enclosed with our proxy materials so that your support for the Nominees for Shareholder Choice can be counted.

I look forward to seeing you on May 11th as well as on May 28th at the 2009 Annual Meeting in Wisconsin. I would be delighted to answer any questions you may have. You can reach me at (212) 813-3700 or contact our proxy solicitors D.F. King at (800) 290-6427.

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

Sincerely,

William A. Ackman

Additional Information

In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 6, 2009, which was subsequently amended on April 21, 2009. Prior to the 2009 Annual Meeting of Shareholders, Pershing Square will furnish a definitive proxy statement to shareholders of Target, together with a GOLD proxy card. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by Pershing Square with the SEC in connection with the 2009 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427 when they become available.

Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s preliminary proxy statement for the 2009 Annual Meeting of Shareholders, as amended on April 21, 2009.

Cautionary Statement Regarding Forward-Looking Statements

This letter contains forward-looking statements. All statements contained in this letter that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this letter.